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                                                                   EXHIBIT 99(b)

                                                           James R. Orso
                                                           Kenneth F. Cook
                                                           314/982-1700

                                                           FOR IMMEDIATE RELEASE

                         INTERCO TO CHANGE ITS NAME TO
                     FURNITURE BRANDS INTERNATIONAL, INC.

St. Louis, January 30, 1996 -- INTERCO INCORPORATED (NYSE: ISS) announced today that its Board of Directors has authorized a change of the corporate name to Furniture Brands International, Inc. The change will become effective March 1, 1996.

The transformation of INTERCO from a diversified, multi-industry company into a focused, pure-play furniture manufacturer has been a primary long-term strategy of the company. To that end, in 1994 the company distributed to its shareholders the common stock of the companies that constituted its former Footwear Group, and focused on the growth of those companies constituting its Furniture Group -- Broyhill Furniture Industries, Inc. and The Lane Company, Incorporated. In 1995 the company added to its residential furniture operations with the acquisition of Thomasville Furniture Industries, Inc.

Richard B. Loynd, Chairman of the Board and Chief Executive Officer of the company, said, "Our corporate name change reflects our commitment to the furniture industry and our belief that it offers significant opportunities for growth, both domestically and in the international market. Favorable demographic trends -- including the aging 'baby boomers' reaching their highest earnings power, and the increasing average size of new homes -- should drive long-term growth in the furniture industry. Our company is well-positioned to capitalize on these demographic trends by reason of its broad range of product offerings and its strong brand name identity.

"INTERCO through its major operating subsidiaries, Broyhill, Lane and Thomasville, is now the largest manufacturer of residential furniture in the nation," Loynd added. "We believe that our competitive strengths position our company to increase its market share in this highly-fragmented industry. Our new name -- Furniture Brands International, Inc. -- emphasizes our focus on furniture and directs attention to the main strengths of our company: our highly recognizable brand names and our prospects for continued growth in both the domestic and international furniture markets."